Exhibit (k)(1)(a)

AMENDMENT ONE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of March 15, 2023:

Term	Means
“Existing Agreement”	The Services Agreement by and among SS&C and Fund dated December 3, 2021
“SS&C”	ALPS Fund Services, Inc. (“SS&C ALPS”) SS&C GIDS, Inc. (legal successor to DST Asset Manager Solutions, Inc. (“SS&C DST”) SS&C Technologies, Inc. (“SS&C Tech”)
“Fund[s]”	MVP Private Markets Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc. SS&C GIDS, Inc. SS&C Technologies, Inc.		MVP Private Markets Fund

By:	/s/ Kenneth Fullerton	By:	/s/ Scott Higbee

Name:	Kenneth Fullerton	Name:	Scott Higbee

Title:	Authorized Signatory	Title:	President

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	The name of the transfer agent, DST Asset Manager Solutions, Inc. is changed to SS&C GIDS, Inc. to reflect the consolidation of transfer agency operations of our two SEC registered transfer agents DST Systems, Inc. and DST Asset Manager Solutions, Inc. effective January 1, 2023.

2.	All references to “SS&C DST” are deleted and replaced with “SS&C GIDS.”

3.	SS&C Technologies, Inc. is added as a Party and the preamble is deleted in its entirety and replaced with:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”);

2.	SS&C GIDS, Inc., a company incorporated in the Commonwealth of Massachusetts (“SS&C GIDS”);

3.	SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech,” and collectively with SS&C ALPS and SS&C GIDS, (“SS&C”); and

4.	MVP Private Markets Fund, a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (“Fund”).

Fund, SS&C ALPS, SS&C GIDS and SS&C Tech, each may be referred to individually as a “Party” or collectively as “Parties.”

4.	Section G under Schedule A Services is renumbered to “H” and a new Section G titled “Bank Loan Servicing” is added under Schedule A Services:

1.            Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

2.            Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

3.            Provide payment information to Fund for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

4.            Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank

5.            Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Fund.

6.            Store agent bank notices received with respect to loan positions and make available to Fund in a format as agreed in writing with Fund.

5.	Subsection 5 under Section A General in Schedule A Services is deleted in its entirety and replaced with:

5.	Notwithstanding anything in this Agreement to the contrary, SS&C ALPS is responsible for providing the services listed under Section B “SS&C ALPS Fund Administration and Accounting Services and Terms” and under Section C “SS&C ALPS CCO and Terms,” SS&C Tech is responsible for providing the services listed under Section G “Bank Loan Servicing,” while SS&C GIDS is responsible for providing the services listed under Section D “DST Shareholder Recordkeeping, Transfer Agency and Investor Relations Services and Terms” and Section E “Blue Sky Services.”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.